Exhibit 1

TECHTEAM GLOBAL, INC.

SECURITIES PURCHASE AGREEMENT

April 8, 2003

TABLE OF CONTENTS

Page

1.	Purchase and Sale of Securities.		1
	1.1	Sale and Issuance of Shares	1
	1.2	Closing	2
2.	Representations and Warranties of the Company.		2
	2.1	Corporate Existence and Power	2
	2.2	Authorization; No Contravention	2
	2.3	Governmental Authorization; Third Party Consents	3
	2.4	Binding Effect	3
	2.5	Litigation	3
	2.6	Compliance with Laws	4
	2.7	Capitalization	4
	2.8	Reports; Financial Statements	4
	2.9	Taxes	5
	2.10	No Material Adverse Change; Ordinary Course of Business	6
	2.11	Private Offering.	6
	2.12	Labor Relations. .	6
	2.13	Employee Benefit Plans	6
	2.14	Liabilities	7
	2.15	Potential Conflicts of Interest.	7
	2.16	Trade Relations	7
	2.17	Broker’s, Finder’s or Similar Fees	8
	2.18	Form S-3 Eligibility	8
3.	Representations and Warranties of the Investor		8
	3.1	Organization and Existence; No Conflict; Authorization	8
	3.2	Purchase Entirely for Own Account	8
	3.3	Reliance Upon Investor’s Representations	9
	3.4	Receipt of Information	9
	3.5	Investment Experience	9
	3.6	Accredited Investor	9
	3.7	Restricted Securities	10
	3.8	Governmental Review	10
	3.9	Legends	10
4.	Deliveries At Closing		11
	4.1	Documents to Be Delivered by Company	11
	4.2	Documents to Be Delivered by Investor	11
5.	Additional Covenants		12
	5.1	Assistance with Indian and Far Eastern Strategy.	12
	5.2	Covenants Respecting Rights Agreement.	12

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6.	Miscellaneous		13
	6.1	Entire Agreement	13
	6.2	Survival	13
	6.3	Assignment; Successors and Assigns	13
	6.4	Governing Law	13
	6.5	Counterparts	13
	6.6	Titles and Subtitles	13
	6.7	Notices	13
	6.8	Expenses	15
	6.9	Attorneys’ Fees; Arbitration	15
	6.10	Amendments and Waivers	15
	6.11	Severability	16
	6.12	Rights of the Investor	16

Exhibits

Exhibit A — Certificate of Designations

Exhibit B — Registration Rights Agreement

Exhibit C — Form of Opinion of Counsel

Schedules

Schedule I — Schedule of Exceptions

Schedule II — Schedule of Financial Information

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TECHTEAM GLOBAL, INC.

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of the 8th day of April, 2003, by and among TECHTEAM GLOBAL, INC., a Delaware corporation (the “Company”), and CHRYSCAPITAL II, LLC, a Mauritius company (the “Investor”).

RECITALS

A. The Company and the Investor are executing and delivering this Agreement in accordance with, and in reliance upon, the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 under Regulation D (“Reg. D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

B. The Investor desires, upon the terms and conditions stated in this Agreement, to purchase shares of Company Preferred Stock (as defined in Section 1.1 below) for an aggregate purchase price of Five Million Six Dollars (US $5,000,006)(the “Purchase Price”).

C. Contemporaneously with the execution and delivery of the Agreement, the parties hereto are executing and delivering a Registration Rights Agreement (as defined in Section 4.1(b)) under which the Company has agreed to provide to the Investor certain rights with respect to registration of the Conversion Shares (as defined in Section 1.1 below) under the Securities Act and applicable state securities laws.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1. Purchase and Sale of Securities. Sale and Issuance of Shares

Subject to the terms and conditions of this Agreement, the Investor agrees to purchase from the Company at the Closing (as defined in Section 1.2 below), and the Company agrees to issue and sell to the Investors at the Closing 689,656 shares (the “Shares”) of Series A Convertible Preferred Stock, $.01 par value, of the Company (“Company Preferred Stock”) at a price per Preferred Share of $7.25 (the “Share Price”). The Company shall adopt and file with the Secretary of State of Delaware at or before the Closing the Certificate of Designations in the form attached hereto as Exhibit A (the “Certificate of Designations”). At or prior to the Closing, the Company shall have authorized (i) the sale and issuance to the Investor of the Shares and (ii) the issuance of the shares of Company Common Stock, $.01 par value, of the Company (“ Company Common Stock”) to be issued upon conversion of the Shares (the “Conversion Shares”). The Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Company’s Certification of Incorporation, and Certificate of Designations, as amended and/or restated (the “Certificate of Incorporation”).

1.2 Closing. The completion of the purchase and sale of the Shares (the “Closing”) shall take place contemporaneously with the execution and delivery of this Agreement at 285 Hamilton Ave., Suite 240, Palo Alto, California. At the Closing, the Investor shall pay the Purchase Price for the Shares, by wire transfer of immediately available funds in accordance with the written wire instructions set forth in Section 4.2(a) hereto, and the Company shall deliver to the Investor a certificate (bearing a restrictive legend as set forth in Section 3.9) representing the Shares against delivery of the Purchase Price as described above.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as set forth in the Company’s SEC Reports (as defined in Section 2.6) or on the Schedule of Exceptions attached hereto as Schedule I (the “Schedule of Exceptions”):

2.1 Corporate Existence and Power. The Company, and each corporation or other entity of which the Company holds a majority of the voting power of the outstanding voting equity securities or a majority of the economic equity interest of such corporation or entity (collectively, the “Subsidiaries”): (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated and conducted; (c) is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company; and (d) has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, if applicable, the Registration Rights Agreement.

2.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby: (a) have been duly authorized by all necessary corporate action of the Company; (b) do not violate the provisions of the Certificate of Incorporation (including the Certificate of Designations) or the Bylaws of the Company; (c) do not violate or conflict with, and will not result in any breach of any provision of, or constitute a default (or an event which with due notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment (including, without limitation, the triggering of any antidilution provision), acceleration or cancellation of, any agreement, undertaking, contract, indenture, mortgage, deed of trust, or other instrument to which the Company is a party (a “Contractual Obligation”); (d) will not cause the Investor to be deemed an Acquiring Person or an Adverse Person as such terms are defined under the Rights Agreement; (e) will not cause a Triggering Event under the Rights Agreement; and (f) assuming the accuracy of the representations and warranties of the Investor set forth herein, do not violate any law, statute, treaty, rule or regulation (collectively, “Laws”), or any judgment, injunction, writ, award, decree or order of any nature (collectively, “Order”), of the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, (a “Governmental Authority”) against, or binding upon, the Company or any of its Subsidiaries, except in the case of clauses (c) and (f) for such violations, breaches, defaults, terminations, amendments, accelerations, cancellations or conflicts that would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of the Company and its Subsidiaries taken as a whole (“Material Adverse Effect”). No Order has been issued by any court or other Governmental Authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or the Registration Rights Agreement.

2.3 Governmental Authorization; Third Party Consents. Assuming the accuracy of the representations and warranties of the Investor set forth herein, except as specifically contemplated by this Agreement, as required under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any applicable state securities laws and any listing agreement with any securities exchange or automated quotation system, no approval, consent, authorization or other action by, or notice to, or filing with, any Governmental Authority, and no lapse of a waiting period under a requirement of Law, is necessary or required in connection with, the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Shares or the Conversion Shares) by the Company of this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby.

2.4 Binding Effect. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company, and each of this Agreement and the Registration Rights Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the rights of creditors generally, (b) as limited by the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) and (c) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws or public policy relating thereto.

2.5 Litigation. There are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending or, to the knowledge of the Company’s executive officers (the “Knowledge”), threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries that seeks damages in an amount which is material to the Company’s operations, other than ordinary routine litigation incidental to the business of the Company nor is the Company aware that there is any basis for any of the foregoing. No Order has been issued by any court or other Governmental Authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement, or the Registration Rights Agreement.

2.6 Compliance with Laws. The Company and each of its Subsidiaries are in compliance in all material respects with all requirements of Law and all Orders issued by any court or Governmental Authority against the Company.

2.7 Capitalization. The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock of which 10,702,857 shares were issued and outstanding, as of the close of business on March 17, 2003, and 5,000,000 shares of Preferred Stock, par value $.01 per share, none of which were outstanding prior to the date hereof. All issued and outstanding shares of Company Common Stock were duly authorized and validly issued, and are fully paid and nonassessable. Other than the shares of preferred stock reserved for issuance pursuant to the Rights Agreement, dated as of May 7, 1997, as amended on August 24, 1999, between the Company and U.S. Stock Transfer Corporation, as Rights Agent (the “Rights Agreement”), and the Shares being issued pursuant to this Agreement, and the Conversion Shares, the Company has no capital stock reserved for or otherwise subject to issuance. The Company has issued and outstanding options or warrants or other securities convertible, exchangeable or exercisable for Common Stock to purchase no more than 140,000 shares of Company Common Stock, other than those options issued under its 1990 Non-Qualified Stock Option Plan and its 1996 Directors Stock Plan. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The designations, powers, preference, rights, qualifications, limitations and restrictions of each class and series of authorized capital stock of the Company are set forth in the Certificate of Incorporation (including the Certificate of Designations) are valid, binding and enforceable in accordance with all applicable laws. All of the outstanding Company Common Stock was issued in compliance with all applicable Federal and state securities laws.

(a) The Shares have been duly authorized and, when issued and delivered to the Investor after payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and assuming the accuracy of the representations and warranties of the Investor set forth in Section 3 of this Agreement, will be free and clear of any lien, pledge, security interest, claim or other encumbrance (collectively, “Liens”) (other than those imposed through acts or omissions of the Investor), other than Liens under the Registration Rights Agreement. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of this Agreement, the Certificate of Incorporation, (including the Certificate of Designations) will be validly issued, fully paid and nonassessable, and assuming the accuracy of the representations and warranties of the Investor set forth in Section 3 of this Agreement, will be free and clear of all Liens with respect to the delivery thereof (other than those imposed through acts or omissions of the Investor), other than Liens under the Registration Rights Agreement.

2.8 Reports; Financial Statements. (a) As of the respective dates of their filing with the SEC, the Company’s reports, schedules, statements and other documents, together with any amendments thereto, filed by the Company with the SEC since December 31, 2002 (all of the foregoing filed after December 31, 2002 and prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (including all exhibits available on the SEC’s EDGAR system) incorporated by reference therein being hereinafter referred to collectively as the “SEC Reports”), complied in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Reports. The SEC Reports did not, at the time they were filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(b) The consolidated financial statements of the Company (including, in each case, any related schedules or notes thereto) contained in or incorporated by reference in the SEC Reports (the “Financial Statements”) (i) have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), consistently applied, during the periods involved (except (A) as may be otherwise indicated in such Financial Statements or the notes thereto or (B) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and (ii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments and omitted footnote disclosure.

(c) The copies of the financial information set forth in Schedule II and delivered by the Company to the Investor in connection with this transaction: (i) were prepared in good faith and derived from the Company’s internal accounting systems which are subject to internal accounting control review by the Company’s independent auditors in support of the Company’s audited financial statements, and (ii) to the Knowledge of the Company, were a fair and accurate presentation of the financial condition of the Company for the periods they purported to represent. The projections provided to the Investor by the Company were prepared in good faith by the Company, and the Company believes there is a reasonable basis for such projections. However, the Company does not warrant the accuracy of these forward-looking projections.

2.9 Taxes. (a) The Company and each of its Subsidiaries has paid all federal, state, provincial, county, local, foreign and other taxes (the “Taxes”) which have come due and are required to be paid by it through the date hereof, and all material deficiencies or other additions to Tax, interest and penalties owed by it in connection with any such Taxes, other than Taxes being disputed by the Company in good faith for which adequate reserves have been made in accordance with GAAP;

(b) The Company and each of its Subsidiaries has timely filed or caused to be filed all returns for Taxes that it is required to file on and through the date hereof (including all applicable extensions), and all such Tax returns are accurate and complete in all material respects;

(c) With respect to all Tax returns of the Company and each of its Subsidiaries, to the Knowledge of the Company (i) there is no Tax deficiency or, threatened against the Company or any of its Subsidiaries and (ii) there are no material audit(s) is in progress with respect to any return for Taxes; and

(d) All provisions and accruals for Tax liabilities of the Company and each of its Subsidiaries have been disclosed in the Financial Statements and made in accordance with GAAP, consistently applied.

2.10 No Material Adverse Change; Ordinary Course of Business. Since December 31, 2002, (a) the Company has not suffered any Material Adverse Effect, (b) neither the Company nor any of its Subsidiaries has declared or paid any dividend or declared or made any distribution to its stockholders, (c) neither the Company nor any of its Subsidiaries has entered into any Contractual Obligation required by the Exchange Act to be disclosed in the SEC Reports, other than in the ordinary course of business, (d) there has not occurred a material change in the accounting principles or practice(s) of the Company or any of its Subsidiaries except as required by reason of a change in GAAP, and (e) the Company has not issued any capital stock, or warrants, options or other rights to purchase Company capital stock, except for (i) options granted and shares issued pursuant to the Company’s stock option and purchase plans and employment agreements included or described in the SEC Reports, and (ii) as contemplated by this Agreement.

2.11 Private Offering. Neither the Company nor, to the Knowledge of the Company, any individual, firm, corporation, partnership, trust, association, joint venture, limited liability company or other entity of any kind (each, a “Person”) acting on its behalf has, in connection with the offer, sale or issuance of the Shares, (i) engaged in any form of “general solicitation” or “general advertising” (as those terms are used within the meaning of Rule 502(c) under the Securities Act), or (ii) made, directly or indirectly, any offers or sales of any security, or solicited any offers to buy any securities, under circumstances within the prior six months that would require registration under the Securities Act of the delivery of the Shares to the Investor as provided in this Agreement, assuming the representations and warranties of the Investor set forth in Section 3 hereof are true and correct. As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the Securities Act.

2.12 Labor Relations. Except as could not reasonably be expected to have a Material Adverse Effect: (a) neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice; (b) there is no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or contract; and (d) no union organizing activities are taking place. To the Knowledge of the Company, senior management of the Company and each of its Subsidiaries spends all, or substantially all, of his/her business time on the business of the Company or its Subsidiary, as the case may be.

2.13 Employee Benefit Plans. (a) The Company only provides its employees with the following employee benefit plans: an insured health plan, an insured short-term disability plan, an insured long-term disability plan, an insured dental plan, and life insurance, a flexible spending account for medical and dependent care, a 401(k) retirement plan, and certain management personnel with a deferred compensation plan. The Company has not been part of a “multiple employer plan” within the meaning of the Code or ERISA for at least the past five (5) years. The Company has no unfunded pension liability, and is not currently a defendant in any employee benefit related lawsuits. To the Company’s Knowledge, each noted plan (and related trust, insurance contract or fund) has been established and administered in accordance with its terms, and complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code and other applicable requirements of law. All contributions (including all employer contributions and employee salary reduction contributions), which were due, on or before the date hereof, have been paid to each company plan.

(b) No Claim with respect to the administration or the investment of the assets of any plan (other than routine claims for benefits) is pending.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(d) Neither the consummation of the transactions contemplated by this Agreement nor the Registration Rights Agreement nor any termination of employment following such transactions will accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee whether or not such payment would constitute an “excess parachute payment” under Section 280G of the Code.

2.14 Liabilities. To the Knowledge of the Company based upon information currently available, neither the Company nor any of its Subsidiaries has any direct or indirect obligation or liability (the “Liabilities”) which are not fully reflected or reserved against in the Financial Statements, other than Liabilities not exceeding $100,000 in the aggregate incurred since December 31, 2002 in the ordinary course of business.

2.15 Potential Conflicts of Interest. To the Knowledge of the Company, no officer or director, of the Company: (a) owns a material equity interest in (excepting stock holdings for investment purposes in securities of publicly held and traded companies; provided that in the case of an officer of the Company, such stock holdings shall not exceed a one percent (1%) equity stake in any publicly held company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of its Subsidiaries uses, in the conduct of its business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

2.16 Trade Relations. To the Knowledge of the Company, no customer or supplier of the Company is currently threatening to terminate, cancel, or limit, or modify its present business relationship with the Company or any of its Subsidiaries, except for such terminations, cancellations, limitations and modifications as would not reasonably be expected to have a Material Adverse Effect. In addition, in the last six (6) months, no customer or supplier of the Company has terminated, cancelled, limited or modified a material business relationship with the Company.

2.17 Broker’s, Finder’s or Similar Fees. Except for fees payable to Fahnestock & Co., there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken thereby.

2.18 Form S-3 Eligibility. The Company currently meets the “registrant eligibility” requirements for a secondary offering set forth in the General Instructions to Form S-3 to enable the registration of the Registrable Securities (as defined in the Registration Rights Agreement).

3. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

3.1 Organization and Existence; No Conflict; Authorization. The Investor is a partnership duly organized, validly existing and in good standing under the laws of Mauritius. The Investor was not organized solely for the purpose of making an investment in the Company. The Investor has all requisite corporate power and authority to enter into this Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Investor of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby: (a) have been duly authorized by all necessary action of the Investor; (b) do not conflict with or violate any provision of the charter or organizational documents of the Investor; and (c) do not violate or conflict with, and will not result in any breach, default or violation of, any Law or Order applicable to the Investor that would have a material adverse effect on the Investor’s ability to perform its obligations under this Agreement or the Registration Rights Agreement. Except as required under the Exchange Act, Investor is not required to obtain any consent, authorization or Order of, or make any filing or registration with, any court or Governmental Authority for it to execute, deliver or perform any of its obligations under this Agreement or the Registration Rights Agreement that the Investor has not obtained or filed or the failure of which to obtain or file would not have a material adverse effect on the Investor’s ability to perform its obligations under this Agreement or the Registration Rights Agreement. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Investor, and each of this Agreement and the Registration Rights Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the rights of creditors generally, (b) as limited by the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity), and (c) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws or public policy relating thereto.

3.2 Purchase Entirely for Own Account. The Shares (and the Conversion Shares) being purchased by the Investor are being acquired for investment for the Investor’s own account, and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor understands that it may be required to bear the economic risk of this investment, unless the Shares (and/or the Conversion Shares) are registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available. The Investor is not a party to any contract, undertaking, agreement or arrangement with any Person to sell, transfer or otherwise dispose of any of the Shares (or the Conversion Shares) being purchased by it other than the Registration Rights Agreement.

3.3 Reliance Upon Investor’s Representations. The Investor understands that the Shares (and Conversion Shares) are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the United States federal and state securities laws, and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Investor set forth herein to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares (and the Conversion Shares).

3.4 Receipt of Information. The Investor and its advisers have been afforded the opportunity to ask questions of, and receive answers from, the Company regarding the terms and conditions of the issuance and sale of the Shares and the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The Investor acknowledges and understands that its investment in the Shares involves a significant degree of risk, including the risks reflected in the SEC Reports. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon. No person other than the Company has been authorized to give any information or to give any representation not contained in this Agreement in connection with the offering and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

3.5 Investment Experience. The Investor is experienced in evaluating and investing in securities of companies such as the Company, is able to fend for itself in transactions such as the one contemplated by this Agreement, has the ability to bear the economic risks of its investment in the Company, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares.

3.6 Accredited Investor. The Investor is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act because it is a partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000 The Investor is not registered as a broker or dealer under Section 15(a) of the Exchange Act and is not a member of the National Association of Securities Dealers, Inc.

3.7 Restricted Securities. The Investor understands that:

(a) The Shares are subject to certain restrictions on transferability as set forth in this Agreement, the Registration Rights Agreement and/or the Certificate of Designations;

(b) The Shares (and/or the Conversion Shares) have not been registered under the Securities Act or any applicable state securities laws, and consequently, the Investor may have to bear the risk of owning the Shares (and/or the Conversion Shares) for an indefinite period of time because the Shares (and/or the Conversion Shares) may not be transferred unless: (i) the resale thereof is registered pursuant to an effective registration statement under the Securities Act; (ii) if requested by the Company in connection with a transfer other than in accordance with clause (i), (iii), or (iv) herein, the Investor has delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions and which counsel shall be reasonably satisfactory to the Company) to the effect that the Shares (and/or the Conversion Shares) to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which exemption the opinion identifies; (iii) the Shares (and/or the Conversion Shares) are sold or transferred pursuant to Rule 144; or (iv) the Shares (and/or the Conversion Shares) are sold or transferred to an affiliate (as defined in Rule 144) of the Investor;

(c) Any sale of the Shares (and/or Conversion Shares) made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 (including the holding period requirement, the volume limitations and the manner of sale restrictions, if applicable), and if Rule 144 is not applicable, then the seller (or the person through whom the sale is made) might be deemed to be an underwriter (as that term is defined in the Securities Act) under the Securities Act or the rules and regulations of the SEC thereunder; and

(d) Except as set forth in the Registration Rights Agreement, neither the Company nor any other Person is under any obligation to register the Shares (and/or the Conversion Shares) under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

3.8 Governmental Review. The Investor understands that no United States federal or state or other Governmental Authority has passed upon or made any recommendation or endorsement of the Shares or an investment therein.

3.9 Legends. The Investor understands that, until (a) the Shares (and/or the Conversion Shares) may be sold under Rule 144 or (b) such time as the Shares (and/or the Conversion Shares) have been sold pursuant to an effective registration statement under the Securities Act, each certificate evidencing any of the Shares (and/or the Conversion Shares) shall be endorsed with the legends set forth below [and a stop-transfer order may be placed against transfer of the certificates for such Shares (and/or the Conversion Shares)]; and the Investor covenants that the Investor shall not transfer the Shares (and/or the Conversion Shares) represented by any such certificate without complying with applicable law and the restrictions on transfer described in the legends endorsed on such certificate:

The following legend under the Act:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL OR UPON EVIDENCE REASONABLY SATISFACTORY TO TECHTEAM GLOBAL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT OR ANOTHER APPLICABLE EXEMPTION.”

Such other legends as may be required under state securities laws.

4. Deliveries At Closing.

4.1 Documents to Be Delivered by Company. At the Closing, contemporaneously with the execution and delivery by the Company and Investor of this Agreement, the Company shall deliver to the Investor the following documents, in each case duly executed or otherwise in proper form:

(a) Stock Certificate. A Certificate representing the Shares as provided in Section 1.2.

(b) Registration Rights Agreement. A registration rights agreement substantially in the form of Exhibit B hereto (the “Registration Rights Agreement”), duly executed by the Company.

(c) Opinion of Counsel. A written opinion of Foley & Lardner dated as of the date of this Agreement, addressed to the Investor, substantially in the form of Exhibit C hereto.

4.2 Documents to Be Delivered by Investor. At the Closing, contemporaneously with the execution and delivery by the Company and the Investor of this Agreement, the Investor shall deliver to the Company the following:

(a) Purchase Price. The Purchase Price for the Shares, as provided in Section 1.2, by wire transfer of immediately available funds to the following account:

BankOne – Detroit, Michigan

ABA# 072000326

Account – TechTeam Global, Inc – #6024504

SWIFT Code: NBDDUS33

(b) Registration Rights Agreement. The Registration Rights Agreement, duly executed by the Investor.

5. Additional Covenants. Assistance with Indian and Far Eastern Strategy. As a further inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, including the issuance of the Shares to the Investor, the Investor, through its representative on the board of directors of the Company (the “Investor Representative”), agrees at no cost and expense to the Company (other than reasonable out-of-pocket expenses), to provide advice and guidance regarding the feasibility of the Company’s expansion into India and elsewhere in Asia. Subject to applicable fiduciary duties, if the Board determines that such expansion is feasible and in the best interest of the Company, the Investor, through the Investor Representative, on the one hand, and the Company through its other directors and officers, on the other hand, agree to jointly develop and implement a business plan and strategy for such expansion at no cost and expense to the Company. In no event shall the Investor or the Investor Representative be liable to the Company, any stockholder or any other Person for (i) the development, implementation of such business plan or strategy, or the failure to develop or implement, such business plan or strategy, (ii) any deficiency, fault or failure of such business plan or strategy or expansion by the Company into India and elsewhere in Asia, or (iii) any action or inaction taken in connection with this Section 5.1 or any expansion into India and elsewhere in Asia. By entering into this Agreement, the Company is expressing its good faith intention (subject to the fiduciary duties of the Company’s Board of Directors) to actively develop a strategy for expansion of the Company’s business into India and elsewhere in Asia. Notwithstanding the foregoing, the actions of the Investor Representative taken in connection with this Section 5.1 shall nonetheless be subject to all the fiduciary duties owed by a director to the Company and its stockholders. None of the foregoing is intended to either expand or narrow the Investor Representative’s liability beyond that as may be incurred as a result of being a director of the Company.

5.2 Covenants Respecting Rights Agreement. The Company covenants and agrees to take such actions as soon as reasonably practicable following the date hereof (but in any event not later than 14 days from the date hereof) as are necessary to amend the Rights Agreement to provide that holders of shares of Company Preferred Stock as of the Close of business on the Distribution Date (as such terms are defined in the Rights Agreement) shall be entitled to such rights, benefits and privileges as holders of Company Common Stock are entitled under the Rights Agreement on a basis determined as if each holder of shares of Series A Preferred Stock outstanding as of the Close of business on the Distribution Date had converted all such Series A Convertible Preferred into shares of Company Common Stock as of the such time. If the Company redeems the Rights outstanding pursuant to Section 23 of the Rights Agreement, Investor shall receive $.01 per share determined as if each holder of shares of Series A Preferred Stock outstanding as of the Close of business on the date the Company’s Board decides to redeem the Rights had converted all such Series A Convertible Preferred into shares of Company Common Stock. The Company and Investor covenant and agree to take and approve such actions as soon as reasonably practicable following the date hereof (but in any event not later than 14 days from the date hereof) as are necessary to amend the Certificate of Designations of the Series A Senior Convertible Preferred Stock (the “Certificate of Designations”) to prevent application of the antidilution protections provided for in Article III, Section 9(e) of the Certificate of Designations on account of the issuance of the rights to the holders of Company Preferred Stock under the Rights Agreement.

6. Miscellaneous.

6.1 Entire Agreement. This Agreement and the documents referred to herein and all Schedules and Exhibits thereto constitute the entire agreement among the parties, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

6.2 Survival. The parties agree that, regardless of any investigation made by the parties, the warranties, representations and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of four years beginning on the date hereof; provided, however, that notwithstanding the foregoing, the representations, warranties and covenants of the Company and the Investors contained herein shall continue to survive beyond the fourth anniversary of the Closing with respect to claims for damages arising out of fraud or willful misstatements or omissions by either party.

6.3 Assignment; Successors and Assigns. Neither this Agreement nor any of the party’s respective rights or obligations hereunder shall be assignable by either party without the prior written consent of the other. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties (including permitted transferees of any Shares or Conversion Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4 Governing Law. This Agreement shall be governed by, interpreted in accordance with and construed under the laws of the State of Delaware, without regard to any conflict of law provisions that would defer to the laws of another jurisdiction. No action may be brought arising out of this Agreement outside of the United States.

6.5 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7 Notices. Unless otherwise expressly provided herein, any notice required or permitted under this Agreement shall be given in writing and shall be deemed given and effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) five (5) business days after deposit with the U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one business day after the business day of timely deposit with a recognized national courier service for next day delivery (or two business days after such deposit if timely deposited for second business day delivery) or (d) one business day after delivery by facsimile transmission with a copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgement of complete transmission), to the parties as follows:

If to the Company:	TechTeam Global, Inc. 27335 West 11 Mile Road Southfield, MI 48034 Attention: William F. Coyro, Jr. President and Chief Executive Officer Fax: (248) 357-0510

With copies to:	TechTeam Global, Inc. 27335 West 11 Mile Road Southfield, MI 48034 Attention: Michael A. Sosin, Esq. General Counsel and Secretary Fax: (248) 357-0510

And Foley & Lardner 330 North Wabash Avenue Suite 3300 Chicago, IL 60611 Attention: Todd B. Pfister, Esq. Fax: (312) 755-1925

To Investor	ChrysCapital II, LLC Third Floor, Les Cascades Edith Cavell Street Port Louis, Mauritius Attention: Fareed Soreefan Fax: 011-230-211-1000

With a copies to:	ChrysCapital Investment Advisors 285 Hamilton Avenue, Suite 240 Palo Alto, CA 94301 Attention: Brahmal Vasudevan Fax: (650) 752-0890

and Pillsbury Winthrop LLP 2550 Hanover Street Palo Alto, CA 94304 Attention: Kerry T. Smith Fax: (650) 233-4545

or to such other address as such party may designate by written notice to the other party in accordance with the provisions of this Section.

6.8 Expenses. Each party will bear its own expenses related to this Agreement and the transactions contemplated herein.

6.9 Attorneys’ Fees; Arbitration.

(a) Subject to Section 6.9(b) hereof, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement shall be resolved in the following manner:

(i) within thirty (30) days of written notice that there is such a dispute, controversy or claim, the parties to the dispute shall meet at the principal office of the Company, if such principal office is in the United States in an effort to reach an amicable settlement;

(ii) if the dispute, controversy or claim has not been resolved within sixty (60) days of the initial written notice using the procedure contemplated by subparagraph (i) hereof, the matter shall be resolved by three arbitrators in accordance with the American Arbitration Association Commercial Arbitration rules except that (A) if the parties to the dispute can agree on a single arbitrator within sixty (60) days of the initial written notice, the matter shall be resolved by one arbitrator, and (B) if the parties cannot agree on a single arbitrator, to the extent possible under the American Arbitration Association Commercial Arbitration rules, the arbitrators will be individuals suggested by or acceptable to the parties to the arbitration. The tribunal shall hold a preliminary meeting with the parties within thirty (30) days of the appointment of the arbitrator, if there is a single arbitrator, or the third or presiding arbitrator, if there are three arbitrators, for the purpose of determining the issues to be decided in the arbitration, the specific procedures to be followed and the schedule for briefing and/or hearings. The tribunal shall hold a hearing and, within one hundred twenty (120) days of the preliminary meeting (except in extraordinary cases), issue an award in writing which shall state the reasons for the award. Judgment on an arbitral award may be entered by any court of competent jurisdiction, or application may be made to such a court for judicial acceptance of the award and any appropriate order including enforcement.

6.10 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.

6.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.12 Rights of the Investor. The Investor shall have the absolute right to exercise or refrain from exercising any right or rights that it may have by reason of this Agreement or any Shares, including without limitation the right to consent to the waiver of any obligation of the Company under this Agreement and to enter into an agreement with the Company for the purpose of modifying this Agreement or any agreement effecting any such modification, and the Investor shall not incur any liability to any other holder or holders of the Shares with respect to exercising or refraining from exercising any such right or rights.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

TECHTEAM GLOBAL, INC.

By:	/s/ William F. Coyro, Jr.
William F. Coyro, Jr. President and Chief Executive Officer

INVESTOR:

CHRYSCAPITAL II, LLC

By: /s/ Rubina Toorawa

Name: Rubina Toorawa

Title: Director

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